MISTRAS GROUP, INC.
INSIDER TRADING COMPLIANCE POLICY
All directors, officers and employees (“Insiders”) of Mistras Group, Inc. and its subsidiaries (collectively, the “Company”) are subject to the provisions of this Insider Trading Compliance Policy (the “Policy”).
Any questions regarding this Policy and related procedures should be directed to Michael Keefe, Executive Vice President, General Counsel and Secretary of the Company (609-716-4128; michael.keefe@mistrasgroup.com).
Trading on Inside Information Prohibited
The Company’s common stock is traded on the New York Stock Exchange under the symbol “MG”. It is a serious violation of federal and state securities laws, for any person to buy or sell common shares and other equity securities of the Company (collectively, “Equity Securities”) or any other securities of the Company (together with the Equity Securities, the “Company Securities”) while in possession of material non-public information relating to the Company or to engage in any other action to take advantage of such information or to pass it on to others. This prohibition also applies to information relating to any other company, including customers, vendors, managers, partners or investments obtained in the course of employment with the Company.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for a personal emergency) are no exception to this Policy. In addition, the federal and state securities laws and this Policy apply regardless of the number of shares or the dollar amount of the transaction. The appearance of any improper transactions should also be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct.
Insiders are prohibited from purchasing or selling, or offering to purchase or sell, Company securities while in possession of non-public material information, or from engaging in any of the other activities addressed in this Policy.
Result of Violation of Policy. Employees who violate this Policy may be subject to disciplinary action by the Company, up to and including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Clearance Officer and must be provided before any activity contrary to the above requirements takes place, or if inadvertent, immediately upon the employee learning of such violation.
1.Material Information. Material information is any information that a reasonable investor would likely consider important in a decision to buy, hold or sell Company Securities — in short, any information which could reasonably affect the price, either favorably or unfavorably, of Company Securities.
While it is not possible to provide an exhaustive list, the following are some of the types of information that would ordinarily be considered material:
(i) news of a pending or proposed corporate acquisition, disposition or other significant business combination, or a takeover bid,
(ii) financial results, especially quarterly and year-end earnings, and significant changes in financial results,
(iii) significant changes in corporate strategy or objectives,
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(iv) plans to buy back common stock of the Company,
(v) changes in ownership that may affect control of the Company,
(vi) significant changes in management,
(vii) significant changes in reserve levels or practices such as investment or asset impairments,
(viii) public or private issues of equity or debt securities,
(ix) significant changes in capital structure,
(x) events of default under financings or other agreements,
(xi) actual or threatened major litigation, or the resolution of such litigation,
(xii) significant changes in operating or financial circumstances, such as significant changes in material contracts, cash-flow or liquidity,
(xiii) the declaration of dividends other than in the ordinary course or a change in dividend policy,
(xiv) financial forecasts or guidance or changes in forecasts or guidance,
(xv) entering into new material customer contracts,
(xvi) the gain or loss of a significant customer, or
(xvii) significant regulatory developments or changes materially impacting the Company’s business.
2.Non-public Information. Non-public information, also known as “insider” information, is any information that has not already been disclosed generally to the public. Information about the Company that is not yet been publicly disseminated should be considered nonpublic. All information that an Insider learns about the Company or its business plans in connection with his or her employment is potentially insider information until publicly disclosed.
3.Transactions by Related Parties. The restrictions set forth in this Policy apply equally to family members of Insiders and to any entity over which the Insider or such other family members exercise or share investment control, such as a partnership or family trust. Such parties are herein collectively referred to as “Related Parties.” For purposes of this Policy, family members include, if such person shares your household, a person’s (including through adoptive relationship) spouse, domestic partner, parents, grandparents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone, whether or not related, who shares such person’s home (other than domestic employees). Insiders are responsible for the compliance of Related Parties.
4.Tipping Information to Other Prohibited. Insiders must not pass material non-public information (also known as tipping) about the Company on to others (either explicitly or by way of generally advising others to buy or sell Company Securities). The Company’s Code of Conduct also prohibits tipping material non-public information relating to any other company, including customers, vendors, managers, partners or investments obtained in the course of employment with the Company.

Remember, if an Insider’s securities transactions become the subject of scrutiny, the transactions will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, Insiders should carefully consider how regulators and others might view such transactions in hindsight.
Blackout Periods
It is also a violation of Company policy to purchase or sell Company Securities in the following circumstances:
1.    Quarterly and Annual Results. “Restricted Insiders” are not permitted to trade in Company Securities during the period beginning the 21st day of the last month of the Company’s fiscal quarter (such as December 21 for the Company’s 4th fiscal quarter) and ending at the beginning of the third business day after the release of the Company’s quarterly or annual results to the public. Thus, if the Company’s results are released on a Monday after the close of the market, Thursday would generally be the first day on which Restricted Insiders could trade. If the Company’s results are released on a Friday before the opening of the market, Tuesday would generally be the first day on which Restricted Insiders could trade. For purposes of this Paragraph, “Restricted Insiders” means (a) members of the Board of Directors of the Company, (b) all officers, divisional vice presidents, regional or general managers, and directors (c) all employees in finance, communications or other areas involved in the preparation of the Company’s (i) results for the fiscal period, (ii) the earnings release the Company issues to the public, or (iii) reports filed with the Securities and Exchange Commission reporting such results, and (d) Related Parties of any of the foregoing.
5.Public Announcements of Material Information. The Company’s shareholders and the investing public should be afforded the time to receive material information and act upon it. As a general rule, Insiders and Related Parties may not engage in any transactions until the passage of two business days after material information has been released to the public.
6.Anticipated Material Events. The Company may issue a suspension of trading because a material event is anticipated (e.g., financial development, a merger, acquisition or any other significant corporate action). Insiders who are informed or aware of such event shall not trade in Company securities. In any such case, adequate notice shall be provided to Insiders to whom such suspension applies.
Additional Prohibited Transactions
The Company believes it is improper and inappropriate for Insiders to engage in short-term or speculative transactions involving Company Securities. Accordingly, Insiders should not engage in any of the following activities with respect to Company Securities, whether or not in possession of material non-public information:
1.    Trading in Equity Securities on a Short-Term Basis. Any Equity Securities purchased in the open market should be held for a minimum of six months and ideally longer. This rule may not apply to certain types of transactions involving awards under the Company’s equity compensation plans, such as stock option exercises, the receipt of performance shares and the vesting of restricted shares, in each case followed by a sale of share. However, any such transactions should be discussed with the Company if you have any questions.
7.Short Sales. Selling Company Securities “short” is prohibited. Selling short is the practice of selling more securities than one owns, a technique used to speculate on a decline in the price.

8.Buying or Selling Puts, Calls or Derivatives. The purchase or sale of options of any kind, whether puts, calls or other derivative securities, related to Company Securities is prohibited. The speculative nature of the market for these financial instruments imposes timing considerations that are inconsistent with careful avoidance, or even the appearance, of trading on insider information. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the share price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the share price. A derivative is an option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.
9.Purchases of Company Securities on Margin. Any Company Securities purchased in the open market shall be paid for fully at the time of purchase. Purchasing Company Securities on margin (borrowing money from a stockbroker to fund the stock purchase) or holding these securities in a margin account is prohibited. This prohibition does not apply to “cashless exercises” of employee stock options, in which the Insider sells shares being acquired to pay the taxes required to be withheld and/or the exercise price of the stock option.
10.Hedging Transactions. Insiders are prohibiting, directly or indirectly, from purchasing financial instrument (such as swaps, collars, prepaid forward contracts and exchange funds) or otherwise engaging in any transaction that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of Equity Securities granted to the Insider as part of his or her compensation or held directly or indirectly by the Insider.
Certain Exceptions
1.    Rule 10b5-1 Plans. A purchase or sale of Company Securities in accordance with a trading plan adopted in accordance with Rule 10b5-1(c) (“Rule 10b5-1”) under the Securities Exchange Act of 1934 (“1934 Act”) and this Policy shall not be deemed to be a violation of this Policy even though such trade takes place during a blackout period or while the Insider was aware of material, non-public information. However, the trading plan must be adopted outside of a blackout period, in the case of a Restricted Insider, and at a time when such Insider is not aware of material, non-public information about the Company. A trading plan is a contract, instruction or a written plan regarding the purchase or sale of securities, as more fully described in Rule 10b5-1. Each trading plan must be approved by the Company prior to establishment to confirm compliance with this Policy and applicable securities laws. Approval of a trading plan shall not be deemed a representation by the Company or any of its officers or agents that such plan complies with Rule 10b5-1, nor an assumption by the Company or any of its officers or agents of any liability or responsibility to the individual or any other party if the plan does not comply with Rule 10b5-1.
11.Stock Option Exercise. The exercise of stock options issued by the Company (but not the sale of any shares issued upon such exercise) is exempt from this Policy. However, this exception does not apply to the “cashless” exercise of a stock option, and any sales of Company Securities sold upon a “cashless” exercise (the simultaneous sale of some or all of the shares received upon the exercise of a stock option) must comply with this Policy.
12.Gifts. Bona fide gifts of Company Securities are exempt from this Policy. However, if the gift is to a Related Party, the Insider must ensure that the Related Party does not trade in those securities in violation of the Policy.
Communications with the Market and Others
Inquiries about the Company may be made by the financial press, investment analysts, Mistras shareholders or others in the financial community. Only certain designated officers may communicate on behalf of the Company with the investment community. Unless an employee is expressly authorized to do so, any inquiries of this nature should be referred to the Company’s chief financial officer or general counsel.
At times, Insiders do need to share information about the Company with third parties, such as customers or vendors. Care should be taken to disclose only such material non-public information as is necessary or appropriate for the Company’s commercial relationship with third parties.
Attached as Exhibit A is the Company’s Regulation FD Compliance Guidelines, which provides for the manner in which representatives of the Company, including Insiders, may communicate with the investing public and financial market professionals.
Section 16 Compliance
Section 16 of the 1934 Act contains reporting requirements for members of the Company’s Board of Directors and executive officers, as well as prohibitions and certain “short swing” trading in Company Securities. Attached as Exhibit B are Additional Procedures for Directors and Executive Officers to help these individuals meet their obligations under Section 16 of the 1934 Act.
Assistance
The ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with the Insider. It is imperative that Insiders use their best judgment. Any person who has any questions about specific transactions may obtain additional guidance from the Company.

Exhibit A
Regulation FD Compliance Guidelines
Whenever the Company discloses any material non-public information regarding the Company or its securities to certain “Covered Persons,” the Company must make broad public disclosure of that information (1) simultaneously in the case of an intentional disclosure, or (2) “promptly” in the case of an unintentional disclosure.
Regulation FD only applies to communications between
1.The following Company representatives (“Company Representatives”):
a.executive officers and members of the Board of Directors;
b.investor relations and public relations representatives; and
c.other personnel who regularly communicate on behalf of the Company with market professionals and holders of the Company’s Securities;
And
2.The following recipients (“Covered Persons”)
a.market professionals (including broker-dealers, investment advisors, analysts, portfolio managers, and investment companies); and
b.holders of the Company’s Securities who are likely to trade on the basis of the material non-public information.
Only the following Company Representatives are authorized to communicate with Covered Persons on matters involving the Company:
Chief Executive Officer;
Chief Financial Officer;
Chief Operating Officer; and
Executive Chairman
No other Company Representative should communicate with any Covered Person on any matter involving the Company without prior consent of the Chief Executive Officer or Chief Financial Officer.
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, or if the information would significantly alter the total mix of information then available. Information is considered “non-public” if it has not been disseminated in a manner making it available to investors generally.
The SEC has listed the following as examples of material information. This should not be considered an exhaustive list.
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Earnings information;
Mergers, acquisitions, tender offers, joint ventures, or changes in assets;
New products or discoveries, developments regarding customers or suppliers (e.g. the acquisition or the loss of a material or important contract);
Changes in control or in management;
Change in auditors or auditor notification that the Company may no longer rely on an auditor’s report; and
Events regarding the Company’s securities (e.g. defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities).
If material, non-public information is disclosed accidentally by a Company Representative to a Covered Person, the Company has an obligation to make a public disclosure containing the same information promptly (not to exceed 24 hours) after the Company becomes aware if the disclosure.
If the unintended disclosure occurs on a weekend or holiday, and the New York Stock Exchange is not open the next day, the Company must make the general disclosure by the time the Exchange opens on the next trading day.
Any violation of these guidelines by a Company Representative shall be brought to the attention of the General Counsel and may constitute grounds disciplinary action, up to and including for termination for cause.
If you believe that you have improperly disclosed material, non-public information to a Covered Person, you should immediately contact Michael Keefe, Executive Vice President, General Counsel (609-716-4128; michael.keefe@mistrasgroup.com).

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Exhibit B
ADDITIONAL PROCEDURES FOR DIRECTORS AND EXECUTIVE OFFICERS
The additional procedures below only apply to members of the Board of Directors and Executive, or “Section 16”, Officers of the Company and certain other persons as the Company may determine from time to time (collectively, the “Specified Persons”).
All Specified Persons must strictly comply with these procedures.
Questions regarding these procedures and trade clearance should be directed to one of the following Clearance Officers: Michael Keefe, Executive Vice President, General Counsel (609-716-4128; michael.keefe@mistrasgroup.com), or Ed Prajzner, Senior Vice President, Chief Financial Officer (609-716-4102; (Edward.prajzner@mistrasgroup.com).
Pre-Clearance Requirement for Specified Persons. Before any Specified Person engages in any transaction involving Company Securities, the Specified Person must pre-clear the proposed transaction with the Clearance Officer. Until the Clearance Officer provides pre-clearance for the proposed transaction, the Specified Person shall not execute any transaction. If the Specified Person receives pre-clearance, he or she will have until the end of two trading days following the day pre-clearance is received (or such other period as may be specified by the Clearance Officer based upon the circumstances) to execute the transaction. For example, if a Specified Person receives pre-clearance from the Clearance Officer on a Tuesday, that Specified Person generally will have until the end of trading on Thursday of the same week to execute the transaction. If for any reason the transaction is not completed within this period of time, pre-clearance must be obtained again from the Clearance Officer before any Company Securities can be traded.

The pre-clearance requirement applies to all proposed purchases and sales of Company Securities. Specified Persons must also pre-clear all potential changes in their beneficial ownership of Company Securities, including changes resulting from a gift to a charitable organization or a transfer to a family trust.
Remember, even if a proposed trade is pre-cleared, you are prohibited from trading any Company Securities while in possession of material non-public information relating to the Company.
Pre-Clearance for Transactions by Family Members. Under the securities laws, the Company Securities held in the name of the spouse or minor children of a Specified Person will generally be regarded as beneficially owned by the Specified Person. In addition, in many circumstances, Company Securities held in the name of other persons who are members of the Specified Person’s household or financially supported by the Specified Person (regardless of whether these other persons are related or unrelated to the Specified Person), will generally be regarded as beneficially owned by the Specified Person.
Therefore, you must pre-clear with the Clearance Officer any potential transactions in Company Securities held by you, your spouse, minor children and any other persons who are members of your household or financially supported by you (regardless of whether these other persons are related or unrelated to you).
Pre-Clearance for Former Specified Persons. If a Specified Person retires, resigns, is terminated or undergoes any other change in his or her relationship with the Company such that the person is no longer a Specified Person, that person must continue to pre-clear any proposed transaction in Company Securities with the Clearance Officer for six months from the day he or she ceases being a Specified Person if the Specified Person had any transactions in Company
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Securities during the six month period immediately preceding that date. Certain Securities and Exchange Commission (“SEC”) reporting requirements may continue to apply during this period.
Section 16 Reporting Requirements. One purpose of the pre-clearance requirement is to help you comply with your SEC reporting obligations under Section 16 of the 1934 Act (“Section 16”). The Clearance Officer will assist in preparing and filing most forms. You or your broker should not file Forms 3, 4 or 5 described below without consulting with the Clearance Officer. However, you should be generally familiar with the following reporting requirements.
All Directors and Section 16 Officers of the Company are required under Section 16 to report their initial beneficial ownership, and most changes to their beneficial ownership, of the Equity Securities to the SEC. Reporting may be required with respect to Equity Securities held in the name of the spouse or minor children of a Director or Section 16 Officer. Reporting may also be required with respect to Equity Securities held in the name of other persons who are members of the Director’s or Section 16 Officer’s household or financially supported by the Director or Section 16 Officer (regardless of whether these other persons are related or unrelated to the Director or Section 16 Officer). Reporting may be required for Equity Securities held by a trust for which a Director or Section 16 Officer is a trustee or beneficiary, or Equity Securities held by a corporation in which such person has a controlling interest or a partnership in which such person has an interest. Reportable transactions include acquisitions and dispositions of Equity Securities through gifts, inheritances, stock option grants and exercises, and stock awards under incentive or bonus plans. Furthermore, changes in the nature of such ownership (e.g., from direct to indirect) of Equity Securities, including through the transfer of shares to or from a family member, are likewise reportable.
The SEC requires three forms to be used by Directors and Section 16 Officers to satisfy these reporting requirements:

i.Form 3 (Initial Report): Directors and Section 16 Officers must file a Form 3 with the SEC, even if they hold no Equity Securities, within 10 calendar days of becoming a Director or Section 16 Officer.

ii.Form 4: Directors and Section 16 Officers must file a Form 4 with the SEC within two business days of most changes in their beneficial ownership of Equity Securities, or any changes in the beneficial ownership of others whose holdings may be attributed to them.

iii.Form 5: Directors and Section 16 Officers may have to file a Form 5 with the SEC within 45 calendar days following the end of each fiscal year of the Company. Like all of the SEC’s reporting requirements, the requirements for filing a Form 5 are technical and you should consult with the Clearance Officer to discuss these requirements as the end of the fiscal year approaches. You should be aware that a Form 5 is generally filed for holdings and transactions in Equity Securities that did not have to be previously reported, and/or those holdings and transactions that should have been previously reported but were not.
Each Director and Section 16 Officer may execute a power of attorney giving a Clearance Officer or his or her designee the authority to sign Forms 3, 4 and 5 on his or her behalf to facilitate timely filings.
Rule 144 Compliance. Sales of Company Securities, regardless of how acquired (i.e., purchases in the open market), by an “affiliate” of the Company must be made in compliance with the provisions of Rule 144 under the Securities Act of 1933 (“Rule 144”) if the Company Securities
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are “restricted securities” under Rule 144. An “affiliate” of the Company for purposes of Rule 144 is a person that directly or indirectly controls or is controlled by the Company. “Control” is defined as the power to direct or cause the direction of management and policies of the Company, whether through ownership of shares, by contract or otherwise. Each Director and Section 16 Officer should consider himself or herself potentially to be an “affiliate” of the Company under Rule 144. In addition, the family members of such Directors and Section 16 Officers might also be deemed to be “affiliates” of the Company if they, too, are controlled by such director or officer. You should discuss with your broker and the Clearance Officer whether Rule 144 is applicable. Equity Securities received pursuant to the Company’s equity plans are not “restricted securities.”

Short-Swing Profits. Section 16 provides that if a Director or Section 16 Officer realizes a profit, known as a “short-swing” profit, from the purchase and sale, or sale and purchase, of Equity Securities within six months of each transaction, the Director or Section 16 Officer is required to disgorge any such short-swing profit to the Company. These purchases and sales within six months of each other may be matched in any manner to maximize the short-swing profits, and are not reduced or offset by losses. Accordingly, all Directors and Section 16 Officers must be mindful of these short-swing trading rules and plan accordingly so that they will not violate Section 16. Generally, grants of equity awards under the Company’s equity plans, and the vesting of awards, withholding of shares upon vesting to pay withholding taxes of these awards, or the exercise or conversion of any such award into Equity Securities, are not deemed purchases or sales under Section 16.

Filing Responsibilities: The Ultimate Responsibility Rests with You. While these procedures are intended to help Directors and Section 16 Officers comply with the requirements of the federal securities laws, Directors and Section 16 Officers are legally obligated to ensure that their filings are made correctly and on time, and that they do not engage in unlawful short-swing or insider trading transactions.

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